Exhibit 99.1

Contact: Whirlpool Corporation Media: 269-923-7405 Media@Whirlpool.com

Whirlpool Corporation Announces João Carlos Costa Brega, Executive Vice President and President, Whirlpool Latin America, to Step Down from Role

Juan Carlos Puente, Senior Vice President and President, Whirlpool Latin American North Region, to succeed Brega

BENTON HARBOR, Mich., January 9, 2023 — Whirlpool Corporation (NYSE: WHR) announced today that João Carlos Costa Brega, Executive Vice President, Whirlpool Corporation, and President, Whirlpool Latin America, will be stepping down from his role as part of a long-term succession plan, effective March 31, 2023.

Juan Carlos Puente, currently Senior Vice President, Whirlpool Corporation, and President, Whirlpool Latin America North Region, will succeed Brega, effective April 1, 2023.

“We express our heartfelt thanks to João Brega who has had a remarkable career at Whirlpool for over 27 years,” said Marc Bitzer, Chairman and CEO of Whirlpool Corporation. “João Brega’s strong leadership helped steer our company, especially Whirlpool Latin America, through many challenging times, and his passion and unwavering commitment to our consumers and our employees will be missed.”

Joe Liotine, President and COO of Whirlpool Corporation also said, “João Brega’s leadership has built a strong foundation for Whirlpool Latin America to continue to succeed as the industry leader. We are grateful for his many contributions and the impact he has made.”

Under Brega’s leadership, Whirlpool Latin America saw profitable growth, including significant net sales growth over the years, despite supply constraints and currency headwinds. Most recently, Brega led the company’s $52 million investment in its manufacturing plant in Pilar, Argentina, marking a milestone in Whirlpool’s history and furthering the company’s commitment to generating employment and the country’s export profile as a leading brand.

Brega was named President, Whirlpool Latin America, in 2012. Previously, he served as president of Embraco, the company’s compressor business. Brega joined Whirlpool in 1995 as comptroller, and held a number of positions in the company’s financial area in Brazil and the United States. He also previously served as Director of Operations for Whirlpool Argentina/Chile, Chief Financial Officer of Whirlpool Latin America, and President of Operations for Whirlpool Mexico and Canada. Brega holds a bachelor’s degree in business administration and a postgraduate degree in Finance from the Fundacao Getulio Vargas in Brazil.

“Serving the incredible people of Whirlpool, our consumers and our communities over much of my career has been a tremendous experience and I am proud to have been part of the journey of this company,” said Brega. “I am pleased to leave Whirlpool Latin America in the hands of Juan Carlos, a respected and trusted leader, and I look forward to seeing him take the region to even greater success.”

Contact: Whirlpool Corporation Media: 269-923-7405 Media@Whirlpool.com

Puente joined Whirlpool in 1996, and has since held various global leadership roles, including leading the laundry business for Whirlpool’s North America Region and serving as President of Whirlpool Mexico and as Vice President of Market Operations of Whirlpool’s EMEA Region. Currently as President of Whirlpool Latin America North Region, Puente has led the integration and transformation of the region, and supported top-line growth, profitability, and innovation to further drive a customer-focused approach throughout the region’s operations.

Puente recently completed Harvard Business School’s Advanced Management Program (AMP) in Business, Strategy and Leadership. He earned a Global Executive MBA from EGADE Business School in Monterrey, Mexico, and a Bachelor’s degree in International Business from the Instituto Tecnológico y de Estudios Superiores de Monterrey (ITESM) also in Monterrey.

Regarding Puente, Liotine noted, “Juan Carlos’ visionary leadership has inspired many in our company for more than twenty-five years and he has a track record of proven success across his many assignments around the world. We look forward to seeing him lead the region and guide future achievements for Whirlpool for the benefit of all of our consumers.”

About Whirlpool Corporation

Whirlpool Corporation (NYSE: WHR) is committed to being the best global kitchen and laundry company, in constant pursuit of improving life at home. In an increasingly digital world, the company is driving purposeful innovation to meet the evolving needs of consumers through its iconic brand portfolio, including Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, JennAir, Indesit, Yummly and InSinkErator. In 2021, the company reported approximately $22 billion in annual sales, 69,000 employees and 54 manufacturing and technology research centers. Additional information about the company can be found at WhirlpoolCorp.com.